Exhibit 99.1

AdvancePCS Responds to Article Regarding
Sheehan Investigation

Company to Host Conference Call at 10:30 a.m. CDT Today

For Immediate Release

IRVING, Texas, August 1, 2002 — AdvancePCS (Nasdaq: ADVP), the nation’s leading health improvement company, today will host a conference call at 10:30 a.m. CDT to answer questions regarding the story appearing today in the Wall Street Journal regarding the U.S. Attorney investigation and the pending case in the U.S. District Court for the Eastern District of Pennsylvania. Hosting the call will be David D. Halbert, chairman and CEO of AdvancePCS.

The dial-in number is 888-515-2235.

The call will be broadcast live through the Internet and can be accessed at www.streetevents.com or on the investor relations section of the AdvancePCS Web site at www.advancepcs.com.

The webcast will be archived and available for replay for 14 days. A telephone replay of the conference call will be available for seven days beginning at 1:00 p.m. CDT on August 1 by dialing 888-203-1112, confirmation code 198897.

In response to the article published today, the company offers the following responses:

•	AdvancePCS is proud of its high ethical standards and open business practices, has done nothing wrong and does not have anything to hide.

•	Manufacturer rebates — at the heart of Mr. Sheehan’s investigation — help health plan clients to reduce the net cost of prescription drugs for their members. The vast majority of rebate money goes to health plans. Rebate amounts collected and dispersed are fully disclosed to clients, in contrast to what is stated in the article.

•	The company views Sheehan’s three-year probe into the PBM industry as baseless and has taken an aggressive stance rather than just put up with ongoing investigations that have produced no evidence of wrongdoing in three years.

•	The company is challenging Sheehan’s most recent request for emails and interviews as a means of compelling Sheehan to state his case and the legal basis upon which he is performing his investigation.

•	The company hopes this action will help to quickly bring this investigation to a close so it can get back to its business.

About AdvancePCS

AdvancePCS (www.advancepcs.com) is the nation’s largest independent provider of health improvement services, touching the lives of more than 75 million health plan members and managing approximately $28 billion in annual prescription drug spending. AdvancePCS offers health plans a wide range of health improvement products and services designed to improve the quality of care delivered to health plan members and manage costs. AdvancePCS is ranked by Fortune magazine as one of America’s 100 fastest-growing public companies and is included on the Forbes Platinum 400 list of best big companies. AdvancePCS earned the number two spot on the Barron’s 500 list of best performing companies.

Forward-Looking Statements

Any statements included in this press release that are not historical facts and that concern predictions of economic performance and management’s plans and objectives constitute forward-looking statements under the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. We do not undertake any obligation to provide updates to such forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, changes in the health care industry or the economy in general, competition, acquisitions, changes in the legislative or regulatory environment, and other factors detailed in AdvancePCS’ Securities and Exchange Commission filings.

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Contact:	Blair Jackson Director of Public Relations AdvancePCS 480-391-4138